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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 30, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stonepath Group, Inc. and subsidiaries included in this Registration Statement and Prospectus. We consent to the incorporation by reference of our report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Minneapolis, Minnesota
September 16, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM